Exhibit 10.15

February 25, 2016

PERSONAL AND CONFIDENTIAL

Walter R. Uihlein

Chief Executive Officer

Acushnet Company

333 Bridge Street

Fairhaven, MA 02719

Dear Wally:

Acushnet Company (the “Company”) is pleased to provide you with this cash bonus agreement (the “Agreement”) in consideration for past performance as the Company’s Chief Executive Officer.

1.                          Cash Bonus Amount/Payment Date.  You will receive a bonus in an aggregate amount equal to $7,500,000 (the “Bonus”), which bonus will be payable as follows:

(i)                         $2,500,000 upon your execution of this Agreement;

(ii)                      $2,500,000 upon the earliest to occur of (i) the closing of the  contemplated initial public offering of Alexandria Holdings Corp. (“Alexandria”), (ii) a Change of Control (as defined in Alexandria’s 2015 Omnibus Incentive Plan) and (iii) December 31, 2016; and

(iii)                   $2,500,000 on December 31, 2016 (each of clauses (i), (ii) and (iii), a “Payment Event”).

Each portion of the Bonus will be paid by the Company in a cash lump sum on the first regularly scheduled payroll date immediately following the applicable Payment Event.

2.                          No Assignment.  This Agreement, and all of our respective rights hereunder, shall not be assignable or delegable by either of us.  Any purported assignment or delegation by either of us in violation of the foregoing shall be null and void ab initio and of no force and effect.

3.                          Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.                          Withholding. The Company will be authorized to withhold from the payment of your Bonus the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.                          No Right to Employment or Other Benefits.  This Agreement will not be construed as giving you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

6.                          Entire Agreement.  This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof.

7.                          Unfunded Bonus.  The Bonus shall be unfunded.  This Agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person or entity.  Your right to receive payments from the Company under this Agreement is no greater than the right of any unsecured general creditor of the Company.

8.                          Section 409A of the Internal Revenue Code.  The Company intends that this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4).  However, if any amount paid under this Agreement is determined to be “non-qualified deferred compensation” within the meaning of Section 409A, then this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

9.                          Titles and Headings.  The titles and headings of the sections in this Agreement are for convenience of reference only, and in the event of any conflict, the text of the Agreement, rather than such titles or headings, shall control.

10.                   Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all previous written or oral representations, agreements and understandings between the parties, whether expressed or implied.

11.                   Other Plans.  The Bonus payable to you hereunder will not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any retirement, life insurance, severance or other benefit arrangement of the Company or any of its affiliates or (ii) any other agreement between you and the Company or any of its affiliates, unless otherwise required by applicable law.

12.                   Governing Law.  The validity, construction, and effect of this Agreement will be determined in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

13.                   Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing and dating below.

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ACUSHNET COMPANY

/s/ Gene Yoon
By: Gene Yoon
Title: Chairman

Acknowledged and Agreed:

/s/ Walter R. Uihlein
Walter R. Uihlein

Dated: February 25, 2016

[Signature Page to Uihlein Bonus Agreement]